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                                                                    EXHIBIT 3.87











                       RESORTQUEST SOUTHWEST FLORIDA, LLC

                  A STATE OF DELAWARE LIMITED LIABILITY COMPANY




                               OPERATING AGREEMENT


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                       RESORTQUEST SOUTHWEST FLORIDA, LLC

                               OPERATING AGREEMENT


THIS OPERATING AGREEMENT is made effective as of April 26, 2001 by the Member (as defined below).


                                    RECITALS


The Member desires to form a Delaware limited liability company pursuant to the Act (as defined below) and to be governed by this Operating Agreement.

FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth this Agreement, the benefits to be derived therefrom, and other good and valuable consideration the receipt and the sufficiency of which the Member hereby acknowledges, the Member as follows:


                                  ARTICLE ONE:
                                   DEFINITIONS

Any term not defined in this Agreement has the meaning ascribed to it in the Act. Agreement, the following terms have the following meanings:

"Act" means the Delaware Limited Liability Company Act, 6 Del. Code ss.ss. 18-101 et such act may from time to time be amended, including any successor statute.

"Approval of the Members" means the Consent of the Members having more than 75% of Membership Interests, and

"Approve" shall mean the act of granting such Consent.

"Bankruptcy" means with respect to any person:

         (a) having an order entered for relief with respect to that person under the Federal Bankruptcy Code,

         (b) not paying, or admitting in writing that person's inability to pay, that per: debts generally as they become due,

         (c)      making an assignment for the benefit of creditors,

         (d) applying for, seeking, consenting to, or acquiescing in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for that person



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                  or any substantial part of that person's property or failing to cause the discharge (the same within 60 days of appointment,

         (e) instituting any proceeding seeking the entry of any order for relief under the Federal Bankruptcy Code to adjudicate that person a bankrupt or insolvent, or failing to cause dismissal of such proceeding Within 60 days of the institution thereof, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of that person or that person's debts, under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or failing to file an answer or other pleading denying the material allegations of any such proceeding filed against that person, or

         (f) taking any action to authorize or effect any of the foregoing actions or failing to contest in good faith the appointment of a receiver, trustee, examiner, liquidator, or similar official for that person or any substantial part of that person's property,

"Certificate" means the certificate of formation filed in the office of the Secretary of State pursuant to Section 2.1.

"Consent" means the granting of consent to an act or thing by a Member as provided in Section 4.1.

"Company" means ResortQuest Southwest Florida, LLC, the State of Delaware limited liability company created by the Certificate filed pursuant to this Operating Agreement.

"Manager" means any person designated by the Member or such other Member designated as the Manager in accordance with Section 4.1.1. The Manager shall be the "manager" of the Company, as defined in section 18-101 of the Act.

"Members" means the Persons listed as Members on Schedule A and such other Persons who have been duly admitted as Members pursuant to Section 3.1, who have not ceased to be Members in accordance with the provisions of this Operating Agreement.

"Membership Interests" means the percentage interests of the Members set forth as such on Exhibit A, as they may be amended pursuant to this Agreement.

"Officers" means those persons designated as such by the Manager, pursuant to
Section 4.1.3.

"Operating Agreement" means this Operating Agreement, which (as it may be amended from time to time) shall constitute the Company's "limited liability company agreement" as defined in section 18-101 of the Act.

"Secretary of State" means the Secretary of State of the State of Delaware.



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                                  ARTICLE TWO:
                                  ORGANIZATION

2.1   Organization

The Company is being organized as a State of Delaware limited liability company, effective as of the date the Certificate is duly filed in the office of the Secretary of State.

2.2   Business Conducted in the Name of the Company

All Company business must be conducted in the name of the Company or such other names that comply with applicable law as the Members may select from time to time. Title to all assets of the Company shall be taken and held only in the name of the Company.

2.3 Registered Office; Registered agent; Principal Office in the United States; Other Offices

The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person(s) as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be at 530 Oak Court Drive, Suite 360, Memphis, TN 38117, or such other place(s) as the Manager may designate from time to time. The Company may have such other offices as the Manager may determine from time to time.

2.4   Purpose

The purpose of the Company is to engage, directly or indirectly, in real estate development, management, marketing, and related real estate activities and any other lawful business activity determined by the Manager.

2.5   Foreign Qualification

Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming to this Operating Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6   Term

The Company shall continue in existence indefinitely except as may be specified in or pursuant to this Operating Agreement or as otherwise required by the Act.


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                                 ARTICLE THREE:
                        MEMBERS AND MEMBERSHIP INTERESTS

3.1   Admission of Members

Those persons listed on Schedule A as Members are hereby admitted to the Company as Members. New Members (including the admission of a person as a Member in substitution of an existing Member) may be admitted at such times and on such terms and conditions (including the amount and form (including, without limitation, cash, services, and any other form permitted by applicable law) of such Members' capital contributions, and Membership Interest, and any appropriate restatement of Members' capital accounts) as may be determined by the Manager. No such admission shall be effective until the new Member has agreed in writing to be governed by all the terms and conditions of this Operating Agreement, and Schedule A shall be amended to reflect such admission.

Only the persons named in Schedule A or subsequently admitted to the Company as new or substituted Members in accordance with this Operating Agreement shall be considered Members, and the Company need deal only with the Members so named and so admitted.

3.2   Resignation of a Member

No Member shall be entitled to resign as a Member (except in relation to the transfer of the entire Membership Interest of a Member and the admission of the transferee as a substituted Member in accordance with the terms of this Operating Agreement) without the Approval of the Members (such Approval determined without regard to the Membership Interest of the Member purporting to resign).

3.3   Limitations on Assignment

No Member may assign its Membership interest without the prior consent of the Manager, which consent may be granted or withheld in the sole discretion of the Manager. Unless and until an assignee is admitted as a Member (in accordance with Section 3.1, the assignee shall not be entitled to vote or participate in the affairs and management of the Company or to exercise any right of a Member. The Membership Interest of an assignee who is not admitted as Member shall be deemed to be voted on all matters in the same proportion as Membership Interests held by Members.

3.4   Cessation of Membership

A person shall cease to be a Member upon the happening of the first to occur of the following:

         (a)      the Member resigns as provided in paragraph 3.2;

         (b)      the Bankruptcy of such Member;


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         (c)      in the case of a Member who is an individual, upon (i) the death of the Member or (ii) the adjudication by a court of competent jurisdiction that the Member is incompetent to manage his or her person or property;

         (d) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

         (e) in the case of a member that is a partnership or another limited liability company, the dissolution and commencement of winding up of such Member;

         (f) in the case of a Member that is a corporation, the dissolution of the corporation or the revocation of its charter; and

         (g) in the case of a member that is an estate, the distribution of the estate's entire Membership Interest.


                                  ARTICLE FOUR:
                       MANAGEMENT OF THE COMPANY; MANAGER

4.1   Consent of Members

4.1.1 A person shall be removed as the Manager and/or a new Manager may be appointed only with the Approval of the Member.

4.1.2 Except as set forth elsewhere in this Operating Agreement, the Manager shall be responsible for performing and shall have the sole authority to conduct on behalf of the Company all operational and management matters related to the business of the Company, which shall include, without limitation the authority to:

         (a) manage and provide administration for the assets of the Company, including exercise of any voting rights conferred upon the Company;

         (b) arrange for the Company to borrow money or provide guarantees and, in connection therewith, execute such promissory notes, drafts, bills of exchange, guarantees or other instruments of and evidences of indebtedness as may be necessary therefor, and to secure the payment thereof by mortgage, pledge or assignment of all or any part of the Company's assets;

         (c) enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments as the Manager may determine to be appropriate in furtherance of the purpose of the Company;

         (d) incur all expenditures permitted by this Agreement, and, to the extent that funds of the Company are available, pay all expenses, debts and obligations of the Company;


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         (e)      pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all claims or demands of or against the Company;

         (f) employ, engage, appoint or dismiss any and all employees, independent contractors, advisers, consultants or agents, whether such person is (or is related to or affiliated with) a Member (including, for the avoidance of doubt, the Manager);

         (g)      admit a person as a Member in accordance with Section 3.1; and

         (h) any other matter delegated to him or her from time to time by the Members.

Members, having delegated such authority to the Manager, shall not have the authority to conduct any such activities on behalf of the Company or to act for or bind the Company except to the extent specifically provided elsewhere in this Operating Agreement.

Pursuant to section 18-1101 of the Act, the Members hereby agree that the Manager shall be liable to the Members for any act or omission with regard to his powers, authority and duties as such Manager solely to the extent such act or omission constitutes bad faith or willful misconduct. The standard set forth in the last preceding sentence shall be deemed to replace any duty of loyalty or duty of care which might otherwise be deemed to apply under the Delaware General Corporation Law.

4.1.3 The Manager shall have the right to delegate the powers, authorities and duties reserved to him as set forth in this Operating Agreement to such persons or entities as the Manager may determine in his sole discretion. Unless and until otherwise determined by the Manager, such powers, authorities and duties relating to the operation of the Company are hereby delegated by the Manager, pursuant to section 18-407 of the Act, to officers of the Company designated by the Manager, who shall be the President, one or more Vice Presidents, a Secretary and any assistant such officers, and other officers of the Company, as the Manager shall determine. Unless and until otherwise determined by the Manager, the Manager hereby designates such officers as follows:

         President:                         James S. Olin
         Senior Vice President              L. Park Brady, Jr.
         Secretary:                         M. Ronald Halpern
         Assistant Secretary:               Karen M. Ray

Unless and until otherwise designated by the Manager, the President, any Vice President and Secretary of the Company shall have generally the powers, authorities and duties generally held and performed by the president, vice president and secretary of a corporation formed under the Delaware General Corporation Law.


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4.2   Liability to Third Parties/Indemnification

4.2.1 No Member shall have any personal obligation for any obligations, losses, debts, claims, expenses or encumbrances (collectively, "liabilities") of or against the Company or its assets, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities are expressly assumed in writing by such Member.

4.2.2 The Company shall defend, indemnify and hold harmless each Member and Officer from and against any loss, liability, damage, cost or expense, including reasonable attorneys' fees (collectively, "loss") incurred by reason of any demands, claims, suits, actions, or proceedings solely arising out of each Member's or Officer's activities in his or its capacity as such (including, where appropriate, acting as the Manager); except to the extent such loss arises from an activity where the Member or Officer is finally determined by a court of competent jurisdiction to have acted in bad faith or to have engaged in willful misconduct. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and no less often than monthly, upon receipt of an undertaking by and on behalf of the indemnified party to repay such amount, if it shall ultimately be determined that such Member or Officer is not entitled to be indemnified by the Company pursuant to this subsection 4.2.2.


                                  ARTICLE FIVE:
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

5.1   Initial Capital Contributions

Contemporaneously with the commencement of the Company, each Member shall make the initial capital contribution described for that Member in Exhibit A.

5.2   Subsequent Capital Contribution

5.2.1 Except as set forth below in Section 5.2.2, no Member shall be required or entitled to make any subsequent capital contribution unless the Members Consent to such additional capital contribution. Further, no Member shall be required to contribute to the Company or otherwise restore any portion of any deficit balance it may have in its Capital Account.

5.2.2 At any time when the Manager shall determine, in his sole discretion, that additional capital is needed for any purpose of the Company, the Manager may, at his discretion, cause such funds to be obtained through (i) loans to the Company from any institutional or other third party lender, on such terms as the Manager shall deem necessary or appropriate, (ii) loans from the Manager or anyone or more of his affiliates, which loans shall bear interest at a rate equal to the greater of 10% per annum or the Applicable Federal Rate at the time such loan is made, and shall be on such other terms as the Manager shall determine in his sole discretion, and/or (iii) additional capital contributions ("Additional Capital Contributions") from the Members, which Additional Capital Contributions shall be made by the Members in proportion to their respective Membership Interests.

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5.2.3 The Manager shall give each Member written notice of the requirement for any Additional Capital Contribution (the "Contribution Notice"). If any Member (a "Defaulting Member") does not make the required Additional Capital Contribution within ten (10) business days after delivery of such Contribution Notice, the other Members shall have the right, but not the obligation, to make such Defaulting Member's Additional Capital Contribution, in proportion to their respective Membership Interests, or in such other proportions as such other Members shall mutually agree. If the Additional Capital Contribution of such Defaulting Member is made by one or more other Members, then immediately upon the making of such Contribution (the date of which shall be referred to hereinafter as the "Adjustment Date") and without the need for any further notice or action, the Membership Interest of such Defaulting Member shall be reduced to a percentage equal to that determined by dividing the total capital contributions made by the Defaulting Member prior to the Reduction Date by the total capital contributions made by all Members up to and including the Reduction Date. The Membership Interests of the other Member or Members who make the Additional Capital Contribution of the Defaulting Member shall be increased proportionately, as of the Adjustment Date.

5.3   Return of Capital Contributions

Except as provided elsewhere in this Operating Agreement, a Member is not entitled to the return of any part of his or her capital contributions or to be paid interest in respect of either his or her Capital Account or capital contributions. An unrepaid capital contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's capital contributions.

5.4   Capital Accounts

A Capital Account shall be established and maintained for each Member. Each Member's Capital Account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the net fair market value of property contributed by that Member to the Company, and (iii) allocations to that Member of Company income and gain (or items thereof), and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company,
(ii) the net fair market value of property distributed to that Member by the Company, and (iii) allocations of Company loss and deduction (or items thereof). It is the intent of the Members that the Capital Accounts be maintained in a manner that complies with section 704 of the Code and the Treasury Regulations promulgated thereunder. The Manager shall have the right to restate the capital accounts of Members upon the admission of a New Member, as set forth in Section
3.1 hereof.

5.5   Income Tax

The Manager shall be the "Tax Matters Partner" under the partnership audit procedures set forth in the Internal Revenue Code Section 6221, et seq. Tax decisions and elections for the Company not already provided for herein shall be made by the Manager. Prompt notice shall be given to the Members upon receipt of advice by any Member that the Internal Revenue Service or any state or local taxing authority intends to examine the Company income tax returns for any year.



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                                  ARTICLE SIX:
                                 PROFIT AND LOSS

6.1   Determination of Profit and Loss

The profit and loss of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner.

6.2   Allocation of Profit and Loss

6.2.1 To the extent permitted by Section 704 of the Code and the Treasury Regulations promulgated thereunder, profit and loss of the Company for any taxable year shall be allocated among the Members in proportion to their respective Membership Interests.

6.2.2 Should the Code or Treasury Regulations require an allocation of Profit or Loss (or item thereof) that varies from the respective Membership Interests of the Members (a "Regulatory Allocation"), such Regulatory Allocation shall be taken into account in allocating Profit and Loss, so that, to the extent possible, the net amount of such allocations of Profit and Loss shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.


                                 ARTICLE SEVEN:
                                  DISTRIBUTIONS

7.1   Distributions

7.1.1 Distributions may be made either from profits or from available funds or in kind from the assets of the Company, at such time or times and in such amounts as may be determined in the sole discretion of the Manager. Distribution of an asset in kind to a Member shall be considered a distribution of an amount equal to the asset's fair market value.

7.1.2 Each distribution shall be made among the Members in accordance with their respective Membership Interests as of one business day prior to the date of any such distribution.


                                 ARTICLE EIGHT:
                                   DISSOLUTION

8.1   Events of Dissolution

Subject to section 8.2, the Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:


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         (a)      the expiration of the term of the Company;

         (b) a determination by the Managing Partner (in his sole and absolute discretion) that dissolving the Company would be in the best interest of the Members;

         (c)      the approval of the Members to dissolve the Company;

         (d)      a person's ceasing to be a Member for a reason specified in
                  Section 3.4; or

         (e)      the entry of a decree of judicial dissolution under the Act.

8.2   Election to Continue

Notwithstanding Section 8.1, upon the occurrence of any event of dissolution in
Section 8.1(d), if all remaining Members consent within 90 days of the event causing the dissolution to continue the business of the Company in accordance with the terms of this Operating Agreement, the Company shall redeem the Membership Interest of the Member as to which the event of the dissolution occurred, as of the date of such event of dissolution, for an amount equal to the capital account of such Member as of such date, and the Company shall not dissolve but shall continue; provided, however, that if the Membership Interest is subject to a buy-out agreement with the Company (or affiliate of the Company) that was entered into in connection with the purchase of the Membership Interest in the Company, then the Company will permit the redemption by such buy-out agreement rather than by foregoing provision of the this section 8.2.

8.3   Winding Up

Upon dissolution under Section 8.1, the Company shall conduct no further business, except for taking such action as shall be necessary for the winding up of the affairs of the Company and the liquidation and the distribution of its assets to the Members or the legal representative or successor in interest to a former Member's Membership Interest pursuant to the provisions of these Articles.

8.4   Distribution Upon Liquidation

Immediately following the Company's liquidation, the Company assets shall be applied in the following order of priority:

         (a) first, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of the liabilities of the Company; and

         (b) second, to the Members (and legal representatives and successors in interest to Members) in accordance with their respective Capital Account balances.


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8.5   Return of Capital Contributions

The Members and former Members shall look solely to the assets of the Company for the return of their capital contributions, and if the Company's assets remaining after the payment or discharge of the debts, obligations, and liabilities of the Company are insufficient to return their capital contributions, they shall have no recourse against the remaining Members.


                                 ARTICLE NINE:
                               GENERAL PROVISIONS

9.1   Complete Agreement and Amendments

This Operating Agreement constitutes the entire agreement between the Members and supersedes all prior written agreements, representations, warranties, statements, promises, and understandings with respect to the subject matter hereof. This Agreement may be amended, altered or modified only with the Approval of the Members; provided that the Manager shall be authorized to make such changes to this Operating Agreement as are intended to reflect the operation of other provisions of this Operating Agreement.

9.2   Severability

In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Operating Agreement.

9.3   Survival of Rights

Except as provided herein to the contrary, this Operating Agreement shall be binding upon and inure to the benefit of the signatories hereto (as well as to all future parties who are admitted as Members of this Company), their respective heirs, executors, legal representatives, and permitted successors and assigns.

9.4   Governing Law

This Operating Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rules or principle that might refer the governance or the construction of the Operating Agreement to the law of another jurisdiction.

9.5   Waiver

No consent or waiver, express or implied by a Member or the Company, to the breach or default by any Member in the performance of his or her obligations under this Operating Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.


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9.6   Further Assurances

Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of the Operating Agreement.


EXECUTED as of the date first written above

                                    RESORTQUEST SOUTHWEST FLORIDA, LLC
                                    By:     ABBOTT REALTY SERVICES, INC.
                                            Member


                                    By:  /s/ James S. Olin
                                       --------------------
                                    Name:  James S. Olin
                                    Title: President




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                                   SCHEDULE A

         MEMBER                      CAPITAL CONTRIBUTION         MEMBERSHIP INTEREST
Abbott Realty Services, Inc.                $10.00                        100%



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